Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362
TELEDYNE TECHNOLOGIES REPORTS
FOURTH QUARTER RESULTS
THOUSAND OAKS, Calif. — January 28, 2010 — Teledyne Technologies Incorporated (NYSE:TDY)
•	Fourth quarter earnings per share of $0.88

•	Fourth quarter net income of $32.2 million, including R&D tax credits of $6.1 million and after-tax charges of $1.5 million

•	Record fourth quarter free cash flow

•	Record full year earnings per share of $3.10

•	Record full year free cash flow, excluding voluntary pension contributions
Teledyne Technologies today reported fourth quarter 2009 sales of $454.4 million, compared with sales of $464.8 million for the same period of 2008. Net income for the fourth quarter of 2009 was $32.2 million ($0.88 per diluted share), compared with net income of $19.9 million ($0.54 per diluted share) in the fourth quarter of 2008. The fourth quarters of 2009 and 2008 included research and development tax credits of $6.1 million and $1.2 million, respectively. The fourth quarter of 2009, also included certain pretax charges totaling $2.5 million for the net impact of product recall and replacement costs, acquisition related expenses and inventory write-downs. The fourth quarter of 2008, included a pretax charge of $18.0 million for the impact of product recall and replacement costs.
“While the economic environment of 2009 brought many challenges, we were pleased to end the year with a strong quarter. Fourth quarter earnings increased significantly from last year, and record free cash flow of $70.4 million was more than twice net income. Furthermore, for the full year 2009, earnings per share of $3.10 and free cash flow of $189.8 million, excluding voluntary pension contributions, net of tax, were also at record levels,” said Robert Mehrabian, chairman, president and chief executive officer. “In 2009, we chose to manage the company cautiously, focusing on reducing costs, improving operations and maximizing cash flow. While some of our commercial markets are beginning to improve, we expect weakness in selected government services businesses in 2010, and we will continue to manage the company appropriately. In addition, given our strong cash flow and ample liquidity, we plan to pursue acquisitions more aggressively, as we have in prior years.”

Full Year 2009 (Fiscal year 2009 contained 53 weeks and fiscal year 2008 contained 52 weeks.) Sales for 2009 were $1,765.2 million, compared with $1,893.0 million for 2008. Net income for 2009 was $113.3 million ($3.10 per diluted share), compared with $111.3 million ($3.05 per diluted share) for 2008. Net income for 2009 included pension expense of $22.5 million ($10.1 million in net pension expense after recovery from certain government contracts), compared with pension expense of $9.6 million ($0.2 million in net pension income after recovery from certain government contracts) in 2008. Net income for 2009 and 2008 also included research and development tax credits of $14.3 million and $2.5 million, respectively. Net income for 2009 included certain pretax charges totaling $2.5 million for the net impact of product recall and replacement costs, acquisition related expenses and inventory write-downs. Net income for 2008 included a pretax charge of $18.0 million for product recall and replacement costs.
Review of Operations (Comparisons are with the fourth quarter of 2008, unless noted otherwise. The fourth quarter of 2009 contained 14 weeks and the fourth quarter of 2008 contained 13 weeks.)
Electronics and Communications
The Electronics and Communications segment’s fourth quarter 2009 sales were $321.9 million, compared with $328.7 million, a decrease of 2.1%. Fourth quarter 2009 operating profit was $46.0 million, compared with operating profit of $49.7 million, a decrease of 7.4%.
The fourth quarter 2009 sales decrease resulted primarily from lower sales of certain commercial electronics. Sales of defense electronics and electronic instrumentation increased slightly due to the impact of acquisitions made in 2008, partially offset by lower organic sales. Sales of defense electronics primarily reflected increased sales of microwave subsystems and specialty interconnects, partially offset by reduced sales of imaging sensors. Higher sales of electronic instrumentation resulted from increased sales of marine instrumentation, partially offset by reduced sales of instruments for industrial applications. Sales of other commercial electronics were lower and primarily reflected reduced sales of commercial electronic manufacturing services and other electronic components. Incremental segment revenue in the fourth quarter of 2009 included revenue from acquisitions made in 2008 of $7.2 million. The decrease in segment operating profit primarily reflected the impact of reduced sales, inventory write-downs and higher intangible asset amortization. Operating profit also included pension expense of $2.5 million in the fourth quarter of 2009, compared with $0.9 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $0.6 million in the fourth quarter of 2009, compared with $0.7 million.
Engineered Systems
The Engineered Systems segment’s fourth quarter 2009 sales were $86.5 million, compared with $84.1 million, an increase of 2.9%. Operating profit was $7.9 million for the fourth quarter of 2009, compared with operating profit of $7.6 million, an increase of 3.9%.
The fourth quarter 2009 sales increase primarily reflected higher sales of manufactured products and greater revenue from environmental programs, partially offset by lower sales of missile defense engineering services. Operating profit in the fourth quarter of 2009 reflected the impact of higher revenue and strong margins on defense and aerospace programs resulting from incentive and award fees and favorable rates, partially offset by higher pension expense. Operating profit included pension expense of $2.7 million in the fourth quarter of 2009, compared with $1.2 million. Pension expense allocated to contracts pursuant to CAS was $2.4 million in the fourth quarter of 2009, compared with $2.0 million.

Aerospace Engines and Components
The Aerospace Engines and Components segment’s fourth quarter 2009 sales were $26.9 million, compared with $30.3 million, a decrease of 11.2%. The operating loss was $3.0 million for the fourth quarter of 2009, compared with an operating loss of $20.8 million.
Sales were lower primarily as a result of reduced sales of OEM piston engines and aftermarket services, due to lower demand in the general aviation market, partially offset by increased sales of aftermarket engines. The fourth quarter of 2009 included the net impact of product recall and replacement costs of $1.3 million. The fourth quarter of 2008 included product recall and replacement charges of $18.0 million.
Energy and Power Systems
The Energy and Power Systems segment’s fourth quarter 2009 sales were $19.1 million, compared with $21.7 million, a decrease of 12.0%. Operating profit was $0.7 million for the fourth quarter 2009, compared with operating profit of $3.0 million, a decrease of 76.7%.
Fourth quarter 2009 sales primarily reflected lower sales of commercial hydrogen generators and reduced revenue in the military turbine engine business, partially offset by increased sales of power systems for government applications. Operating profit for the fourth quarter of 2009 included higher LIFO expense of $0.3 million, as well as the impact of lower sales and sales mix differences.
Additional Financial Information
Cash Flow
Cash provided by operating activities was $79.8 million for the fourth quarter of 2009, compared with $7.5 million. The higher cash provided by operating activities in the fourth quarter of 2009 was primarily due to the pretax pension contribution made in 2008, lower aircraft product defense and settlement payments, the impact of higher net income and improved working capital management. In the fourth quarter of 2008, the company made a $30.0 million voluntary pretax pension contribution, compared with no pension contribution in the fourth quarter of 2009. Free cash flow (cash from operating activities less capital expenditures) was $70.4 million for the fourth quarter of 2009, compared with a use of cash of $6.0 million and also reflected higher cash provided by operating activities. At January 3, 2010, total debt was $252.1 million, which included $240.0 million drawn on available credit lines, as well as other debt and capital lease obligations. Cash and cash equivalents were $26.1 million at January 3, 2010. The company received $0.6 million from the exercise of employee stock options in the fourth quarter of 2009, compared with $0.9 million. Capital expenditures for the fourth quarter of 2009 were $9.4 million, compared with $13.5 million. Depreciation and amortization expense for the fourth quarter of 2009 was $11.5 million, compared with $10.9 million.

	Fourth	Fourth	Total	Total
Free Cash Flow(a)	Quarter	Quarter	Year	Year
(in millions, brackets indicate use of funds)	2009	2008	2009	2008
Cash provided by operating activities	$79.8	$7.5	$154.9	$120.4
Capital expenditures for property, plant and equipment	(9.4)	(13.5)	(36.2)	(41.9)

Free cash flow	70.4	(6.0)	118.7	78.5
Pension contributions, net of tax	—	18.2	71.1	35.7

Adjusted free cash flow	$70.4	$12.2	$189.8	$114.2

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of pension contributions on a net of tax basis. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow, including the impact of voluntary and required pension contributions.
Pension
Pension expense was $5.6 million for the fourth quarter of 2009 compared with $2.4 million. Pension expense allocated to contracts pursuant to CAS was $3.1 million for the fourth quarter of 2009 compared with $2.7 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government. In accordance with pension accounting, in the fourth quarter of 2009 the company recorded a $30.6 million non-cash increase to stockholders’ equity for the minimum benefit plan liability adjustment component of equity and also recorded a $50.9 million decrease to the long-term pension liability. The increase to equity did not affect net income and was recorded net of deferred taxes. The adjustment was required primarily due to the increase in pension assets during the year due to positive market returns, as well as the positive impact of demographic experience compared to original assumptions.
Income Taxes
The effective tax rate for the fourth quarter of 2009 was 23.9% compared with 34.1%. The fourth quarters of 2009 and 2008 included research and development tax credits of $6.1 million and $1.2 million, respectively. The fourth quarter of 2009 also includes additional tax expense of $0.1 million for other items. Excluding these amounts, the effective tax rate for the fourth quarter of 2009 would have been 38.1%, and the effective tax rate for the fourth quarter of 2008 would have been 38.0%.
The total year 2009 effective tax rate was 29.4% compared with an effective tax rate of 36.4% for 2008. The effective tax rate for total year 2009 reflected the impact of prior year research and development tax credits of $14.3 million, the reversal of $1.2 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations and additional income tax expense of $0.5 million, primarily related to the impact of California income tax law changes. Excluding these items the company’s effective tax rate for total year 2009 would have been 38.7%.
The effective tax rate for total year 2008 reflected the impact of research and development income tax refunds of $2.5 million and the reversal of $0.8 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations. Excluding these items, the company’s effective tax rate for total year 2008 would have been 38.2%.

Stock Option Compensation Expense
For the fourth quarter of 2009, the company recorded a total of $1.3 million in stock option expense, of which $0.4 million was recorded as corporate expense and $0.9 million was recorded in the operating segment results. For the fourth quarter of 2008, the company recorded a total of $1.9 million in stock option expense, of which $0.6 million was recorded as corporate expense and $1.3 million was recorded in the operating segment results. The lower 2009 amount reflected the decision to eliminate the annual employee stock option grant for 2009.
Other
Interest expense, net of interest income, was $1.1 million for the fourth quarter of 2009, compared with $2.9 million, and primarily reflected lower average interest rates. Corporate expense was $8.3 million for the fourth quarter of 2009, compared with $6.0 million and primarily reflected higher compensation accruals, higher acquisition related expenses and higher professional fees. Minority interest for the fourth quarter of 2008 reflected the minority ownership interests in Ocean Design, Inc. and Teledyne Energy Systems, Inc.
Outlook
Based on its current outlook, the company’s management believes that first quarter 2010 earnings per diluted share will be in the range of approximately $0.57 to $0.61. The full year 2010 earnings per diluted share outlook is expected to be in the range of approximately $2.80 to $2.90. The company’s estimated effective tax rate for 2010 is expected to be 39.0%.
The full year 2010 earnings outlook includes approximately $5.2 million in pension expense, or $4.4 million in net pension income after recovery of allowable pension costs from our CAS covered government contracts. Full year 2009 earnings included $22.5 million in pension expense, or $10.1 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. The decrease in full year 2010 pension expense reflects higher investment returns in 2009 and the impact of pension contributions made in 2009 and 2008.
Our Engineered Systems segment manufactures gas centrifuge service modules for Fluor Enterprises, Inc., acting as agent for USEC Inc., used in the American Centrifuge Plant. We currently anticipate reduced sales of gas centrifuge service modules in 2010 due to a suspension of work notice received on August 13, 2009, caused by the U.S. Department of Energy’s delayed decision regarding USEC’s application for a loan guarantee to complete construction of the American Centrifuge Plant. In addition, given reduced program funding, as well as changes to contracting policy by the U.S. Government, we expect reduced sales of missile defense engineering services in 2010.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, directly and indirectly relating to earnings, growth opportunities, product sales, pension matters, stock option compensation expense, taxes and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including continuing disruptions in the global economy, insurance and credit markets, changes in demand for products sold to the defense electronics, instrumentation and energy exploration and production, commercial aviation, semiconductor and communications markets, funding, continuation and award of government programs, continued liquidity of our suppliers and customers (including commercial and aviation customers), availability of credit to our suppliers and customers, and the availability of valve lifters and the cost of the valve lifter issue at Teledyne Continental Motors, Inc. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. Lower oil and natural gas prices could negatively affect our business units that supply the oil and gas industry. In addition, financial market fluctuations affect the value of the company’s pension assets.
Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs, and affect the composition, funding or timing of our programs. Flight restrictions would negatively impact the market for general aviation aircraft piston engines and components. Changes in U.S. Government policy could result, over time, in reductions and realignment in defense or other government spending and further changes in programs in which the company participates, including anticipated reductions in the company’s missile defense engineering services and gas centrifuge service module manufacturing programs.
The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.
Teledyne Technologies’ growth strategy includes possible acquisitions. The company cannot provide any assurance as to when, if or on what terms any other acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and retain customers and to achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses outside of the United States, including those arising from U.S. and foreign government policy changes or actions and exchange rate fluctuations.
Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2008 Annual Report on Form 10-K and its 2009 first quarter, second quarter and third quarter Form 10-Qs. The company assumes no duty to update forward-looking statements.
A live webcast of Teledyne Technologies’ fourth quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, January 28, 2010. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, January 28, 2010.

Investor Contact:	Jason VanWees
(805) 373-4542

Media Contact:	Robyn McGowan
(805) 373-4540
###

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED
JANUARY 3, 2010 AND DECEMBER 28, 2008
(Unaudited, except total year 2008 — In millions, except per share amounts)

	Fourth	Fourth	Total	Total
	Quarter	Quarter	Year	Year
	2009	2008	2009	2008
Net sales	$454.4	$464.8	$1,765.2	$1,893.0
Costs and expenses:
Costs of sales	324.2	344.8	1,256.0	1,339.5
Selling, general and administrative expenses	86.9	86.5	343.2	364.6

Total costs and expenses	411.1	431.3	1,599.2	1,704.1

Income before other income and (expense) and taxes	43.3	33.5	166.0	188.9
Other income (expense), net	0.1	0.2	(0.1)	0.6
Interest expense, net	(1.1)	(2.9)	(4.8)	(10.9)

Income before income taxes	42.3	30.8	161.1	178.6
Provision for income taxes (a)	10.1	10.5	47.3	65.0

Net income before minority interest	32.2	20.3	113.8	113.6
Less: net income attributable to minority interest	—	(0.4)	(0.5)	(2.3)

Net income attributable to Teledyne Technologies	$32.2	$19.9	$113.3	$111.3

Diluted earnings per common share	$0.88	$0.54	$3.10	$3.05

Weighted average diluted common shares outstanding	36.7	36.6	36.6	36.5

(a)	Fiscal year 2009 includes research and development tax credits of $14.3 million of which $6.1 million was recorded in the fourth quarter. Fiscal year 2009 also includes the reversal of $1.1 million in the third quarter of 2009 and $0.1 million in the fourth quarter of 2009 in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations, and additional income tax expense of $0.5 million primarily related to the impact of California income tax law changes, of which $0.2 million was recorded in the fourth quarter. Fiscal year 2008 includes income tax credits of $2.5 million of which $1.2 million was recorded in the fourth quarter of 2008. Fiscal year 2008 also reflects the reversal in the third quarter of $0.8 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT (LOSS)
FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED
JANUARY 3, 2010 AND DECEMBER 28, 2008
(Unaudited, except total year 2008 — In millions)

	Fourth	Fourth		Total	Total
	Quarter	Quarter	%	Year	Year	%
	2009	2008	Change	2009	2008	Change
Net sales:
Electronics and Communications	$321.9	$328.7	(2.1)%	$1,232.2	$1,276.6	(3.5)%
Engineered Systems	86.5	84.1	2.9%	347.0	361.2	(3.9)%
Aerospace Engines and Components	26.9	30.3	(11.2)%	113.1	171.0	(33.9)%
Energy and Power Systems	19.1	21.7	(12.0)%	72.9	84.2	(13.4)%

Total net sales	$454.4	$464.8	(2.2)%	$1,765.2	$1,893.0	(6.8)%

Operating profit (loss) and other segment income:
Electronics and Communications	$46.0	$49.7	(7.4)%	$163.9	$183.0	(10.4)%
Engineered Systems	7.9	7.6	3.9%	31.5	35.0	(10.0)%
Aerospace Engines and Components	(3.0)	(20.8)	*	(5.4)	(9.7)	*
Energy and Power Systems	0.7	3.0	(76.7)%	3.3	10.2	(67.6)%

Segment operating profit and other segment income	$51.6	$39.5	30.6%	$193.3	$218.5	(11.5)%
Corporate expense	(8.3)	(6.0)	38.3%	(27.3)	(29.6)	(7.8)%
Other income (expense), net	0.1	0.2	(50.0)%	(0.1)	0.6	*
Interest expense, net	(1.1)	(2.9)	(62.1)%	(4.8)	(10.9)	(56.0)%

Income before income taxes	42.3	30.8	37.3%	161.1	178.6	(9.8)%
Provision for income taxes (a)	10.1	10.5	(3.8)%	47.3	65.0	(27.2)%

Net income before minority interest	32.2	20.3	58.6%	113.8	113.6	(0.2)%
Less: Net income attributable to minority interest	—	(0.4)	*	(0.5)	(2.3)	(78.3)%

Net income attributable to Teledyne Technologies	$32.2	$19.9	61.8%	$113.3	$111.3	1.8%

(a)	Fiscal year 2009 includes research and development tax credits of $14.3 million of which $6.1 million was recorded in the fourth quarter. Fiscal year 2009 also includes the reversal of $1.1 million in the third quarter of 2009 and $0.1 million in the fourth quarter of 2009 in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations, and additional income tax expense of $0.5 million primarily related to the impact of California income tax law changes, of which $0.2 million was recorded in the fourth quarter. Fiscal year 2008 includes income tax credits of $2.5 million of which $1.2 million was recorded in the fourth quarter of 2008. Fiscal year 2008 also reflects the reversal in the third quarter of $0.8 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations.

*	percentage change not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
JANUARY 3, 2010 AND DECEMBER 28, 2008
(Current period unaudited — In millions)

	January 3,	December 28,
	2010	2008
ASSETS
Cash and cash equivalents	$26.1	$20.4
Accounts receivable, net	245.8	281.4
Inventories, net	189.6	207.0
Deferred income taxes, net	37.4	42.6
Prepaid expenses and other assets	32.8	41.6

Total current assets	531.7	593.0

Property, plant and equipment, net	206.6	202.6
Deferred income taxes, net	29.9	89.2
Goodwill and acquired intangible assets, net	612.0	619.5
Other assets, net	41.3	30.2

Total assets	$1,421.5	$1,534.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$103.8	$108.2
Accrued liabilities	176.8	202.4
Current portion of long-term debt and capital leases	0.5	1.1

Total current liabilities	281.1	311.7

Long-term debt and capital lease obligations	251.6	332.1
Other long-term liabilities	221.4	355.5

Total liabilities	754.1	999.3
Redeemable minority interest	—	28.3
Total stockholders’ equity	667.4	506.9

Total liabilities and stockholders’ equity	$1,421.5	$1,534.5